Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-33056, No. 333-52346, and No. 333-98219) of Edwards Lifesciences Corporation of our report dated June 20, 2024, relating to the statement of net assets available for benefits of the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan as of December 31, 2023 and the statement of changes in net assets available for benefits for the year then ended appearing in this Annual Report on Form 11-K of the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan for the year ended December 31, 2024.

/s/ Moss Adams LLP
San Francisco, California
June 17, 2025